Exhibit 5.2

December 3, 2021

Anghami Inc.

16th Floor, Al-Khatem Tower, WeWork Hub71

Abu Dhabi Global Market Square

Al Maryah Island, Abu Dhabi

United Arab Emirates

Re: Anghami Inc. – Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special counsel to Vistas Media Acquisition Company Inc., a Delaware corporation (“VMAC”), in connection with the proposed issuance by Anghami Inc. (the “Company”) of (i) 31,500,075 ordinary shares of the Company, US$0.0001 par value per share (the “Shares”), (ii) 11,445,000 warrants to acquire ordinary shares of the Company (the “Warrants”) to be issued pursuant to (A) that certain warrant agreement (the “Original Warrant Agreement”), dated as of August 6, 2020 between VMAC and Continental Stock Transfer & Trust Company (the “Warrant Agent”), (B) those certain private placement warrant purchase agreements (collectively the “Representative Warrant Agreements”), dated as of August 11, 2020, which closed simultaneously with VMAC’s initial public offering, and (C) that certain engagement letter (the “PIPE Engagement Letter”), dated as of January 20, 2021 between VMAC and SHUAA Capital psc, as may be modified by an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) to be entered into by and among VMAC, the Company and the Warrant Agent, and (iii) 11,445,000 ordinary shares of the Company underlying the Warrants (the “Warrant Shares”). The Shares, the Warrants and the Warrant Shares are included in a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on October 14, 2021 (Registration No. 333-260234) (as amended, the “Registration Statement”) relating to the business combination contemplated by the Business Combination Agreement, dated as of March 3, 2021 (the “Business Combination Agreement”), by and among VMAC, the Company and the other parties thereto.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Business Combination Agreement, (iii) the Original Warrant Agreement, (iv) the form of Warrant Assumption Agreement, and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of VMAC and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of VMAC and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have assumed that the Warrant Assumption Agreement will be duly authorized, executed and delivered and will be substantively identical to the form of Warrant Assumption Agreement reviewed by us. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of VMAC and others and of public officials.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that each of the Warrants of the Company will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed herein are based upon and limited to the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP
Winston & Strawn LLP